UNITED STATES
		       SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C.  20549

				  SCHEDULE 14A
				 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

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[ ]	Preliminary Proxy Statement
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	14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Under Rule 14a-12

                             Forgent Networks, Inc.
                    108 Wild Basin Road, Austin, Texas 78746


		(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              The Red Oak Fund, LP, a Delaware limited partnership;

     Pinnacle Fund, LLLP, a Colorado limited liability limited partnership;

       Bear Market Opportunity Fund, L.P., a Delaware limited partnership;

          Pinnacle Partners, LLC, a Colorado limited liability company;

          Red Oak Partners, LLC, a New York limited liability company;

                                 David Sandberg.

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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


In connection with the annual meeting of Forgent Networks, Inc. (the "Company") scheduled to be held on July 30, 2009, Pinnacle Fund, LLLP ("Pinnacle") has nominated a slate of directors in opposition to the nominees proposed by the Company. Pinnacle may share copies of certain correspondence between it and the Company with other holders and is issuing a press release expressing certain concerns. Therefore, Pinnacle is filing such correspondence and press release pursuant to Rule 14a-12.

Red Oak Partners, LLC offers the following timeline and history regarding all of its communication with or regarding ASUR since the Go-Private effort was rejected by shareholders and the special meeting was canceled by Asure Software's Board:

On June 3, 2009, Richard Snyder of Asure Software ("ASUR") called David Sandberg of the Pinnacle Fund LLLP ("Pinnacle") and informed him that ASUR's directors would be willing to consider a presentation from Red Oak's nominees regarding their intended business plan, pursuant to which discussions regarding whether certain of Red Oak's nominees could be added to the Company's recommended slate for the upcoming election of Directors would be made (by ASUR's current directors). Mr. Sandberg informed Mr. Snyder that 1) presentations to a Board were highly uncommon in these instances, 2) that he believed his slate had far greater shareholder support, and 3) that he sought replacement of the entire Board but that in the interest of avoiding another costly proxy fight he would do everything he could to facilitate a productive meeting. After coordinating with his nominees, on June 3 Mr. Sandberg sent an email communication to Mr. Snyder with recommended logistics for such a meeting, which is attached as Exhibit A.

Attached as Exhibit B is Mr. Snyder's June 4 reply via email in which he suggested alternative meeting dates and locations, and attached as Exhibit C is Mr. Sandberg's June 4 reply issued later that same day. Also on June 4, Pinnacle Fund and Red Oak Partners issued a press release thanking ASUR shareholders for their support in defeating the Go-Private effort attempted by ASUR's management and Board. In the press release, Pinnacle and Red Oak also expressed their interest in working with ASUR's Board "as soon as possible towards cost reductions and Board elections." This press release is attached as Exhibit D. There was no further response or communication to Mr. Sandberg's June 4 email from ASUR or Mr. Snyder.

In an effort to attempt to work with ASUR's management and Board and "to not have to engage ASUR in another costly proxy contest" (as stated explicitly in Pinnacle' June 4 press release), Mr. Sandberg called Mr. James Gladney and asked that he attempt to set up further dialogue through ASUR Director Lou Mazzuchelli, who Mr. Gladney knew through common acquaintances. Mr. Gladney informed Mr. Sandberg that he had spoken with Mr. Mazzuchelli, who had expressed that ASUR's Board and Mr. Snyder were upset at Red Oak's June 4 press release, that the Go-Private vote was not nearly as decided as the press release had stated, and that they believed Red Oak had a side agenda to take control of ASUR. After five days had elapsed without formal response from ASUR since Mr. Sandberg's last email communication, on June 9 Mr. Sandberg issued a follow-up email to Mr. Snyder directly addressing all three of these issues. The email also provided detail as to what Mr. Sandberg's recommended course of action to a new Board would be, additional background as to the complementary capabilities of Red Oak's nominees, and still requested a meeting, inclusive of a conference call that coming weekend. This June 9 email communication is attached as Exhibit E. Attached to this communication was the final Go-Private vote tally for non-objecting beneficial holders as provided from Broadridge to Pinnacle. This tally is attached as Exhibit F.

Two days later, on June 11, Mr. Snyder's communication was emailed to Mr. Sandberg through another ASUR employee (Lisa Flynn). In the communication, Mr. Snyder referred to Red Oak's "efforts to gain control without paying a premium," which Mr. Sandberg had thought he had assuaged by the very fact that Red Oak employees only represented two of the six nominees and that there were no other affiliations with any of the other nominees, three of whom had come from other large shareholders. Accordingly, it would be impossible for Red Oak to control ASUR's Board if its slate was elected. This communication is attached as Exhibit G.

On June 12, Mr. Sandberg replied to Mr. Snyder's email and reiterated that there was no search for control. He also stated "We do not agree that you have an "effective strategy" and because of this, we are not confident that the existing directors have any ability to carry out long-term profitability or to maximize shareholder value. Further, our prior communications detailed a comprehensive process for review as well as plans to reduce excessive management compensation, excessive provider costs, and to enact a reverse split coupled with a stock repurchase plan in order to maintain a NASDAQ listing and to provide for potentially accretive share repurchases." Lastly, he informed Mr. Snyder of his intent to submit a 220 demand letter requesting access to ASUR information which he believed shareholders had a right to know, regarding company expenses and the Go-Private vote count. This email is attached as Exhibit H.

On June 15, Red Oak faxed and couriered the 220 demand letter, attached as
Exhibit I, which requires that information be provided within five business days. Also attached to this demand letter was a true and correct copy of a DTC report showing the Pinnacle Fund is the holder of record of 500,000 shares as of May 15, 2009, attached as Exhibit J.

On June 18, ASUR held its earnings call. No questions were asked on the call, and on June 19, Mr. Sandberg issued a communication, attached as Exhibit K, asking: 1) for confirmation that ASUR intended to comply with the 220 demand request, 2) why shareholders were not allowed to ask questions on the June 18 earnings call and informing ASUR that Red Oak knew of at least six individuals who were unable to ask questions (only one of which was affiliated with Red Oak or Pinnacle), and 3) ASUR to correct its public filings to include shares owned by the Fenil Shah group per its May 28 Schedule 13D Filed with the SEC.

Finally, on June 22 Mr Sandberg issued an email communication directly to ASUR director Lou Mazzuchelli. This communication, attached as Exhibit L, asked why shareholders had not been permitted to ask questions on the June 18 call and stated "As a large shareholder, communication with the management team of a company I have invested real dollars with is of great importance, especially given the expectation for this type of communication on at least a quarterly basis. Given the contested proxy, I am happy to have Red Oak and Pinnacle employees abstain from asking questions so as to not place Asure's management in difficult situations facing tough questions from us in a public forum. Again, our interest is in allowing shareholders as a whole to ask questions about a company which they collectively own." No one at ASUR including Mr. Snyder and Mr. Mazzuchelli responded to this or to any communication since June 11.

Attached as Exhibit M is ASUR's general counsel Mark Johnson's (from the firm Winstead P.C.) June 22 letter issued to Pinnacle's legal counsel, Pete Tennyson of Paul, Hastings, Janofsky, & Walker LLP stating "the Company will not be providing Pinnacle access to the Company's books and records and other documents as demanded." Attached as Exhibit N is Mr. Tennyson's June 24 response to Mr. Johnson, informing him of why the request was applicable and citing relevant cases, finishing with "If the Company has an appropriate and compelling reason to keep specific elements of the requested information confidential, Pinnacle is willing to discuss these concerns. However, a general denial of access to all information is not acceptable." On June 25, Mr. Johnson issued Mr. Tennyson a letter (attached as Exhibit O) claiming "The cases you cited as authority for your position are clearly off point. Given that, I'm not sure what else need be said."

On June 29, Pinnacle Fund sent a letter to ASUR - attached as Exhibit P - asking them to initiate another call to allow shareholders to ask questions about the company, calling for disclosure of information, and rejecting ASUR's assertion that Pinnacle is "attempting to seize control of your Company without a tender offer," as alleged in ASUR's June 17 press release. Also, on June 29 Pinnacle Fund and Red Oak Partners issued a press release reporting that it had sent ASUR the letter attached as Exhibit N and requested that ASUR re-open the earnings call, provide transparency regarding information which Pinnacle believes shareholders have a right to know, and re-stated that it was not seeking control of ASUR and that its slate of six nominees consisted of just two employees of Red Oak or Pinnacle. This press release is attached as Exhibit Q.

Pinnacle intends to file a definitive proxy statement soliciting votes for Pinnacle's nominees to the Company's board of directors. Pinnacle is not asking you at this time to vote on its slate of directors. Once Pinnacle's definitive proxy statement for the annual meeting becomes available, Pinnacle strongly advises stockholders to carefully read that definitive proxy statement, as it will contain important information. Information concerning Pinnacle and any other persons deemed participants in Pinnacle's solicitation of proxies from stockholders in connection with the annual meeting will be available in Pinnacle's definitive proxy statement for the annual meeting. Once Pinnacle's definitive proxy statement for the annual meeting becomes available, stockholders will be able to obtain, free of charge, copies of that statement and any other documents Pinnacle files with or furnishes to the Securities and Exchange Commission through the Securities and Exchange Commission's website at www.sec.gov.